Exhibit 3.13

CERTIFICATE OF FORMATION

OF

MRC DRILLING COMPANY

I, the undersigned person, having the capacity to contract, acting as organizer of a for-profit corporation under the Texas Business Organizations Code (the “Code”), do hereby adopt the following Certificate of Formation for such corporation:

1. The type of entity being formed is a for-profit corporation.

2. The name of the corporation is MRC Drilling Company.

3. The corporation is formed for the purpose of engaging in any lawful act, activity and/or business for which corporations may be formed under the Code.

4. The aggregate number of shares that the corporation shall have authority to issue is One Thousand (1,000) shares of common capital stock, par value one cent ($0.01) per share.

5. The address of its initial registered office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, and the name of its initial registered agent at such address is Joseph Wm. Foran.

6. The number of directors of this corporation shall be not less than one (1) nor more than nine (9), the exact number to be fixed from time to time in the manner provided in the Bylaws of the corporation. The number of directors constituting the initial Board of Directors is one (1), and the name and address of such person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and qualified are:

Name	Address
Joseph Wm. Foran	One Lincoln Centre
5400 LBJ Freeway
Suite 1500
Dallas, Texas 75240

The Board of Directors shall have the power to alter, amend or repeal the Bylaws of the corporation or to adopt new Bylaws.

7. The name and address of the organizer is:

Name	Address
Daryl B. Robertson	1445 Ross Avenue
Suite 3700
Dallas, Texas 75202

8. The Board of Directors of the corporation, in its sole discretion, shall have the power, on behalf of the corporation, to indemnify persons for whom indemnification is permitted by applicable Texas law, to the fullest extent permissible under applicable Texas law, and may purchase such liability, indemnification and/or other similar insurance as the Board of Directors from time to time shall deem necessary or appropriate, in its sole discretion.

The corporation may purchase and maintain liability, indemnification and/or other similar insurance on behalf of itself, and/or for any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the corporation or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the corporation would otherwise have the power to indemnify such person against that liability.

The power to indemnify and/or obtain insurance provided in this Section 8 shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, the governing documents of the corporation, contract, other agreement, vote or otherwise.

9. No contract or other transaction between this corporation and any person, firm, association or corporation and no act of this corporation, shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of this corporation is pecuniarily or otherwise interested, directly or indirectly, in such contract, transaction or act, or is related to or interested in such person, firm, association or corporation as a director, shareholder, officer, employee, member or otherwise. Any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and the vote at such meeting of any such director may be counted in determining the approval of any such contract, transaction or act. No director so interested or related shall, because of such interest or relationship, be disqualified from holding his office or be liable to the corporation or to any shareholder or creditor thereof for any loss incurred by this corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits he may have realized therein.

10. No member of the Board of Directors of the corporation shall be liable, personally or otherwise, in any way to the corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director’s capacity as a director of the corporation, except as otherwise expressly provided by applicable Texas law.

11. Any action required by the Code to be taken at any annual or special meeting of the shareholders of the corporation, and/or any action that may be taken at any annual or special meeting of the shareholders of the corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

IN WITNESS WHEREOF, I have hereunto set my hand, this 6th day of January, 2006.

/s/ Daryl B. Robertson
Daryl B. Robertson

DISCLAIMER

I, the undersigned, being the organizer of MRC Drilling Company, a corporation being formed by the filing of this Certificate of Formation with the Secretary of State of the State of Texas, do hereby disclaim any and all interests in said corporation.

/s/ Daryl B. Robertson
Daryl B. Robertson

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